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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 1, 2010 (January 27, 2010)

STRATECO RESOURCES INC

 (Exact name of small business issuer as specified in its charter)

Québec, Canada	049942	N/A
State or other jurisdiction of incorporation	Commission File Number	(IRS Employer Identification No.)

1225 Gay-Lussac Street, Boucherville, Québec, J4B 7KI (450) 641-0775

(Address and telephone number of registrant's principal executive offices and principal place of business

N/A

(Former name, former address and former fiscal year, if changed since last report):

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a-1 2)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b»

[ ] Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c)

DOCUMENTS INCORPORATED BY REFERENCE

None

Item 3.02 Unregistered Sales of Equity

Strateco Resources Inc. (“Strateco”) concluded in Canada a non-brokered private placement for a financing of CA$15,000,000 (“Private Placement”). The Sentient Group, an independent equity fund manager in the natural resource sector established in the Province of Québec subscribed in the Private Placement through two of its Limited Partnership funds established in a foreign country (“the Sentient Group”).

Strateco issued in this Private Placement a total of 100,000 Units at the price of $0.95 per Unit for a total subscription price of $95,000. Each Unit is comprised of one common share and half of one share purchase warrant for a total of 50,000 warrants related to the Units. Each warrant (Warrant) gives the right to its holder to acquire a common share of Strateco for a period of three years at the exercise price of $1.00 per share for the first 24 months and at the price of $1.05 per share for the next twelve months.

In this Private Placement, Strateco also issued a total of 14,905 unsecured convertible Notes. Each Note is subscribed at a $1,000 principal amount for a total subscription price at Closing in the amount of $14,905,000. Each tranche of $1,000 in Notes is accompanied by 527 Warrants for a total of 7,844,737 Warrants related to Notes. Each Warrant related to Notes gives the right to its holder to acquire a common share of Strateco for a period of three years at the exercise price of $1.00 per share for the first 24 months and at the exercise price of $1.05 per share for the next twelve months.

The Notes do not bear interest and will mature five years plus one month after Closing, on February 27, 2015. At the option of the Sentient Group, any time during this period, the Notes may be repaid by Strateco either in Canadian dollars or by conversion of the Notes into common shares, at a conversion price of $0.95 per share and at the rate of 1,053 common shares per $1,000 principal amount of Notes for a total of 15,689,474 common shares.

Strateco has agreed to pay, to the Sentient Group, transaction fees equal to 5% of the gross proceeds of the Private Placement. These transaction fees in the total amount of $750,000 will be paid in the corresponding number of Units for a total of 789,474 Transaction Fee Units representing a total 789,474 common shares and 394,737 Warrants. Transaction Fee Units are issued upon the same terms and conditions as the other Units in the Private Placement.

The common shares issued with the Units and the Transaction Fee Units or upon exercise of the Warrants or conversion of the Notes cannot be traded for a period of four months plus one day following the closing date.

Subject to compliance with the TSX rules and policies in Canada and the conditions set forth in the subscription agreements, the Sentient Group has the option for a period of 5 years and one month after Closing to subscribe in Strateco’s future equity financings, sufficient securities to maintain a 5% holding position in Strateco.

In reason of the Sentient Group’s substantial investment, Strateco management has agreed to recommend the election of a Sentient Group representative to Strateco Board of Directors.

Strateco intends to use the net proceeds of the transaction to finance exploration work, mainly for the acquisition of materials and infrastructure for its Matoush uranium project located in the Otish Mountains in the Province of Québec, Canada.

Strateco negotiated this transaction at arm’s length with the Sentient Group. However, following the Closing, the Sentient Group would be deemed to be a new insider of Strateco in assuming that it could hold directly and indirectly upon conversion of the Notes and upon exercise of Warrants, an interest of 24,868,422 common shares, or 16.48% of the total issued and outstanding common shares of Strateco.

No form of general solicitation or general advertising, as such term is defined under the U.S. Securities Act (including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio or television or any seminar or meeting whose attendees had been invited by general solicitation or general advertising), was used by Strateco or to the best of its knowledge, any other person acting on behalf of Strateco on, in respect of or in connection with the offer and sale of the common shares, in the United States or elsewhere or to citizens or residents of the United States or elsewhere.

Neither Strateco nor any person authorized to act on its behalf has sold or offered for sale any common share or solicited any offers to buy any common shares in violation of Section 5 of the U.S. Securities Act or Canadian or other securities laws. The transactions were exempt from the registration requirements of the U.S. Securities Act and all other applicable securities laws, including Canadian securities laws.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRATECO RESOURCES INC.

_____________________________________

 (Registrant)

Date:

// (signed) Guy Hébert

_____________________________________

(Signature) Guy Hébert, President